Exhibit 21.1

List of Subsidiaries of SMJ International Holdings Inc.

Registrant - SMJ International Holdings Inc. (a Cayman Islands corporation)

The Registrant owns, directly or indirectly, 100% of the stock of the following subsidiaries as of March 31, 2025 (all of which are included in the consolidated financial statements)

Name of Subsidiary	Country of Incorporation
SMJ Furnishings Inc.	British Virgin Islands
SMJ Furnishings (S) Pte. Ltd.(1)	Singapore

Note:

(1)	SMJ Furnishings (S) Pte. Ltd. is a wholly-owned subsidiary of SMJ Furnishings Inc.